For More Information contact:
         James Oliviero
         KSW, Inc.
         (718) 340-1409
         joliviero@ksww.com




                              FOR IMMEDIATE RELEASE

                                   KSW REPORTS
                         RECORD 2008 PROFITS AND REVENUE


Long Island City, New York--March 9, 2009--KSW, Inc. (NASDAQ: KSW) today reported preliminary year end financial results for 2008.

Net income for 2008 increased by 16% to $4,239,000, or $.68 per share (basic) and $.67 per share (diluted), compared to 2007 net income of $3,662,000, or $.59 per share (basic and diluted).

Revenues in 2008 increased by 20% to $93,027,000, as compared to $77,266,000 in 2007.

As of December 31, 2008, the Company's backlog was approximately $62,500,000.

Chairman of the Board, Floyd Warkol, commented: "The current recession has created significant challenges to the construction industry. However, our ability to reduce costs through value engineering will continue to afford us a competitive advantage, especially in these trying times. Our financial condition is strong, which will enable us to continue to pursue opportunities in both the private as well as the public sector."


About KSW

KSW, Inc., through its totally-owned mechanical subsidiary KSW Mechanical Services, Inc., furnishes and installs heating, ventilating and air conditioning
(HVAC) systems and process piping systems for institutional, industrial, commercial, high-rise residential and public works projects. KSW Mechanical Services, Inc. also acts as trade manager on larger construction projects, such as New York Presbyterian Cardiovascular Center.
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Safe Harbor Statement

Certain statements contained in this press release are not historical facts, and constitute "forward-looking statements" (as such term is defined in the Private Securities Litigation Reform Act of 1995). These forward looking statements generally can be identified as statements that include phrases such as "believe", "expect", "anticipate", "intend", "plan", "foresee", "likely", "should", "will" or other similar words or phrases. Such forward-looking statements concerning management's expectations and other similar matters involve known and unknown risks, uncertainties and other important factors that could cause the actual results to differ materially from any future results, performance or achievements discussed or implied by such forward-looking statements. Such risks, uncertainties, and other important factors that could cause actual results to differ materially from expectations of the Company include, among others, the outcome of the year end audit and further internal review of the Company's historical financial statements. All written and oral forward-looking statements of or attributable to the Company or persons acting on behalf of the Company are qualified in their entirety by such factors. The Company disclaims any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in the Company's expectations or any change in events, conditions or circumstances on which the forward-looking statement is based.

Visit our website at www.kswmechanical.com.